                                   Exhibit 11

                 STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS


                                                  Three Months Ended
                                         ---------------------------------
                                           March 29,            March 30,
                                             1997                 1996
                                         ------------         ------------
Number of common shares
outstanding for entire period              17,942,117           14,933,136

Weighted average number
of shares issued upon conversion
of convertible notes and exercise
of warrants                                                        183,381

Weighted average number of shares
issued upon exercise of options
                                               26,282                9,873
                                         ------------         ------------
Weighted average number of common
shares outstanding                         17,968,399           15,126,390
                                         ============         ============
Net loss                                 $ (1,329,154)        $ (1,244,377)
                                         ============         ============
Net loss per common share                $       (.07)        $       (.08)
                                         ============         ============